Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SAVE FOODS, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF JUNE, A.D. 2019, AT 1:42 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWELFTH DAY OF JUNE, A.D. 2019.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4672107 8100
SR# 20195340744

Authentication: 202999396
Date: 06-11-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:42 PM 06/10/2019
FILED 01:42 PM 06/10/2019
SR 20195340744 - File Number 4672107

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SAVE FOODS, INC.

Save Foods, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**") does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended to date (the "**Amendment**"), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"Reverse Stock Split. Without any other action on the part of the Corporation or any other person, effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "***Effective Time***"), each share of the Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "***Pre-Split Common Stock***") shall automatically and without any action on the part of the holder thereof be reclassified such that each fifteen (15) shares of the Common Stock shall become one share of the Common Stock (such reduction and resulting combination of shares is designated as the "***Reverse Stock Split***"). The par value of the Common Stock following the Reverse Stock Split shall remain $0.0001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder's Pre-Split Common Stock divided by fifteen (15) and then rounded up to the nearest whole number. No fractional shares will be issued in connection with or following the Reverse Common Stock Split."

The authorized capital stock of the Corporation shall be 500,000,000 shares consisting of: (i) 495,000,000 shares of Common Stock, par value $0.0001; and (ii) 5,000,000 shares of Preferred Stock, par value $0.001.

SECOND: Thereafter, pursuant to resolutions of the Corporation's Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval by written consent of stockholders in lieu of a meeting, and stockholders holding the necessary number of shares as required by statue consented in writing to the Amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 26 day of May 2019 effective as of June 12, 2019.

By: */s/ Professor Benad Goldwasser*
Professor Benad Goldwasser
Chairman of the Board